Exhibit 4.20

AMENDMENT TO VOTING RIGHTS AGREEMENT

Amendment No. 1 dated as of December 31, 2012 (this “Amendment”) to the VOTING RIGHTS AGREEMENT, entered into on December 1, 2006 (the “Agreement”), between Shenyang Sunshine Pharmaceutical Company Limited, a PRC company (the “Company” or “Party B”), and Mr. Dan LOU (the “Nominee” or “Party A”). Capitalized terms used herein and not defined shall have the meanings specified in the Agreement.

WHEREAS, the Company and the Nominee are parties to the Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Nominee hereby agree as follows:

A. Amendment.

(i) Article 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

"Party A hereby irrevocably grants to Party B a power of attorney and constitute Party B as his legal representative with full authority: (1) to vote on all matters concerning Liaoning Sunshine; and (2) to exercise all shareholder rights, with respect to all the equity interests of Liaoning Sunshine owned by Party A, with such grant to be in effect henceforth for all the periods where Party A is a shareholder of Liaoning Sunshine."

(ii) Article 5 of the Agreement is hereby amended and restated in its entirety to read as follows:

"(1) With prior notice to but no consent of Party A, Party B may transfer or reassign its rights or obligations hereunder, in whole or in part, to any third party person or entity in the absolute discretion of Party B. (2) This Agreement shall be binding on the successors, assigns and transferees of both parties."

(iii) A new Article 7 of the Agreement, as below, shall be added and constitute an integral part thereof as so added:

"Article 7. Party B may unilaterally revoke, terminate or amend this agreement. Party A may not revoke, terminate or amend the Agreement. For avoidance of doubt, other than provided in the foregoing, this Agreement shall be continuously valid from the date of execution, as long as Nominee is a shareholder of Liaoning Sunshine."

B. Effect of Amendment. Except as expressly set forth herein, the Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby. This Amendment shall be construed in accordance with and as a part of the Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed. To the extent that there is a conflict between the terms and provisions of the Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only. This Amendment is in English language, which, together with the English translation of the Agreement as filed with the U.S. Securities and Exchange Commission on January 19, 2007 on Form F-1, shall be the official version for all purposes.

Exhibit 4.20

C. Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

D. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the People's Republic of China. and for all purposes shall be governed by and construed in accordance with such laws.

F. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

G. Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

H. Effective Date of Amendment. This Amendment shall be deemed effective as December 31, 2012, as if executed on such date..

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Exhibit 4.20

PARTY A: Mr. Dan LOU

By: /s/ Dan Lou
Name: Dan Lou

PARTY B: SHENYANG SUNSHINE
PHARMACEUTICAL COMPANY LIMITED

By: /s/ Jing Lou
Name: Jing Lou
Title: Chairman